EXHIBIT 8.1

                                                                  231-6617

                                                  March 20, 1997    5949/01


                           RE: CLASSNOTES TRUST 1997-I
                       REGISTRATION STATEMENT ON FORM S-3
                              (FILE NO. 333-18877)


The Money Store Inc.
Trans-World Insurance Company
ClassNotes, Inc.
2840 Morris Avenue
Union, NJ 07083

Gentlemen:

          We are delivering this opinion in connection with the filing by Trans-World Insurance Company d/b/a Educaid, an Arizona insurance company, and ClassNotes Inc., a Delaware corporation, (the "Sellers"), on behalf of ClassNotes Trust 1997-I, a Pennsylvania business trust to be formed on or about March 21, 1997 (the "Trust"), of a Current Report on Form 8-K relating to Registration Statement on Form S-3 (File No. 333-18877), which was declared effective by the Securities and Exchange Commission on March 11, 1997 (the "Registration Statement"). The Registration Statement relates to the offering, from time to time, of one or more series (each, a "Series") of Asset Backed Notes (the "Notes") issued by one or more master trusts. The Trust will be issuing Notes from time to time in one or more Series pursuant to an Indenture, to be dated as of March 21, 1997 (as amended and supplemented from time to time, the "Master Indenture"), and a related Terms Supplement authorizing the related Series (each as amended from time to time, a "Terms Supplement" and, together with the Master Indenture and each other Terms Supplement, the "Indenture") between the Trust and Bankers Trust Company, a New York banking corporation, as Indenture Trustee (the "Indenture Trustee").

          In that connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including (a) a form of the prospectus to be dated March 11, 1997 and included in such Registration Statement (the "Prospectus"), and a form of the Prospectus Supplement to be dated March 19, 1997 relating to the Notes (the "Prospectus Supplement"), and (b) the following documents (i) the form of the Trust Agreement to be dated as of March 21, 1997, between the Sellers and The York Bank and Trust Company, as Eligible Lender Trustee (the "Eligible Lender Trustee"), (ii) the form of the Master Indenture, (iii) a form of Terms Supplement, (iv) the form of the Sale and Servicing Agreement (the "Sale and Servicing Agreement"), dated as of February 28, 1997, among The Money Store, Inc. (the "Representative"), the Sellers, the Trust and the Eligible Lender Trustee, (v) the form of the Administration Agreement, dated as of March 21, 1997, among the Sellers, the Eligible Lender Trustee and the Indenture Trustee, and (vi) specimen Notes. We also have examined such other documents, papers, statutes and opinions as are hereinafter set forth. In our examination of such material, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us as certified or reproduced copies. We have also assumed that, with respect to documents submitted to us in draft form, the final form of such document conforms to the form examined. As to various matters material to such opinions, we have relied upon the representations and warranties in the Indenture and statements and certificates of officers and representatives of the Representative, the Sellers and others. As to the classification of the Trust as a partnership and the Notes as debt for federal income tax purposes, we have relied upon the opinion of Stroock & Stroock & Lavan LLP dated March 7, 1997, and have not made any independent analysis or investigation of such federal tax issues.

          Based upon the foregoing, we are of the opinion that the information in the Prospectus Supplement under "Summary of Terms of the Series 1997-1 Notes
- Tax Considerations" and under the captions "CERTAIN TAX CONSEQUENCES - Certain Pennsylvania Tax Consequences With Respect to the Series 1997-1 Notes", "- Certain Pennsylvania Tax Consequences with Respect to the Certificates" and "- Pennsylvania Tax Characteristics of the Trust," to the extent that it constitutes matters of Pennsylvania law or legal conclusions with respect thereto, is correct in all material respects.

          This opinion letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this opinion letter should be read in conjunction therewith.

          We hereby consent to the filing of this opinion as an exhibit to the Form 8-K and the Registration Statement, to the reference to us in the Prospectus and to the filing of this opinion as an exhibit to any application made by or on behalf of the Representative, the Sellers and the Trust or any dealer in connection with the registration of the Notes under the securities or blue sky laws of any state or jurisdiction. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission thereunder.

                                                 Very truly yours,

                                                 RHOADS & SINON LLP


                                                 By:_______________________
                                                      Sherill T. Moyer